UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2025

VIREO GROWTH INC.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment (the “Amendment”) to the Current Report on Form 8-K filed by Vireo Growth Inc. (the “Company”) on June 6, 2025 (the “Original 8-K”) is being filed solely for the purpose of adding disclosure under Item 2.03 to the Original 8-K. Except as provided herein, the disclosures made in the Original Report remain unchanged. The Amendment continues to speak as of the original filing date and does not reflect events that may have occurred subsequent to the original filing date. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of the Original Form 8-K related to the aggregate outstanding net debt of the Acquired Companies to the Agent and/or its affiliates of approximately $27,400,000 (which as of May 30, 2025 had decreased to approximately $25,500,000) pursuant to a Credit Agreement dated as of May 9, 2022 by and among Holdings, New Growth Horizon, LLC, a Missouri limited liability company and a subsidiary of Holdings (“New Growth Horizon”), the Acquired Companies, the Agent, and certain other parties thereto (as amended, the “CA Loan Agreement”), which debt continues to be held by the Acquired Companies after the Closing, is incorporated herein by reference, to the extent required herein. On the Closing Date, as a result of the Mergers, the Company became obligated under the CA Loan Agreement. The debt under the CA Loan Agreement bears cash interest at a per annum rate equal to 11%. The CA Loan Agreement also requires the payment of PIK Interest (as defined therein) in the amount of 2% or 3% per annum based upon the consolidated leverage ratio of the borrowers under the CA Loan Agreement and their respective subsidiaries. Payment amounts in respect of principal are payable monthly in an amount equal to 1% of the aggregate principal amount of all loans made to the borrowers under the CA Loan Agreement (excluding PIK Interest), with the remaining outstanding principal and interest due on the maturity date of November 28, 2025. The CA Loan Agreement includes standard events of default with respect to the Acquired Companies and their respective affiliates in their capacities as borrowers. Upon the occurrence and during the continuance of an event of default, the Agent may (and shall, if so directed by a majority of the lenders party to the CA Loan Agreement), among other things, accelerate the obligations under the CA Loan Agreement such that they are immediately due and payable, and/or increase the interest rate payable under the CA Loan Agreement by 9% per annum. On the Closing Date, the Company executed and delivered to the Agent a guaranty with respect to the borrowers’ obligations under the CA Loan Agreement, and Holdings and New Growth Horizon were released from their respective obligations with respect to such debt at the Closing. The foregoing description of the CA Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the CA Loan Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2025.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIREO GROWTH INC.
(Registrant)

By:	/s/ Tyson Macdonald
Tyson Macdonald
Chief Financial Officer

Date: June 12, 2025